Exhibit 10.37

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is effective as of the 31st day of March, 2004 by and between RESPIRONICS, INC. (the “Company”) and GERALD E. McGINNIS (the “Chairman”).

RECITALS

A. The Company and Chairman are parties to that certain Amended and Restated Employment Agreement dated as of April 1, 1999 (the “Employment Agreement”). Capitalized terms used herein and not defined are used as defined in the Employment Agreement.

B. The Company and Chairman are also parties to that certain Agreement Regarding Supplemental Retirement Benefits dated September 1, 1992 (the “SERP Agreement”).

C. The Company and Chairman desire to make certain amendments to the Employment Agreement and, in connection with such amendments, desire to terminate the SERP Agreement and to set forth certain other agreements.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Company and Chairman agree as follows.

ARTICLE I

AMENDMENTS TO EMPLOYMENT AGREEMENT AND OTHER MATTERS

1.1. Additional Office and Duties. In addition to the title and duties of Chairman as described in Section 1.01 of the Employment Agreement, the Company and Chairman hereby agree that Chairman shall also have the title of Advanced Technology Officer and that in such capacity and in addition to his duties as Chairman, Chairman shall evaluate with the Company’s management technical innovations to existing and new product families, including acquisition of new products and technologies, and such other duties as the Board of Directors may from time to time determine, subject to the limitations on Chairman’s working time set forth in the Employment Agreement.

1.2. Term of Employment Agreement. Subject to the terms and conditions of Article II of the Employment Agreement, the Term of the Employment Agreement shall expire on July 1, 2007.

1.3. Salary. Effective July 1, 2004, Chairman’s Base Salary shall be $300,000 per annum. The Base Salary shall be subject to adjustment as set forth in Section 1.03 of the Employment Agreement.

1.4. Benefits. The parties acknowledge and agree that, except as set forth herein, Chairman shall continue to be eligible for benefits as set forth in Section 1.04 of the Employment Agreement, provided that Chairman acknowledges and agrees that he has not and shall not participate in the Company’s bonus and profit sharing plans and programs.

1.5. Termination of SERP Agreement. The parties hereby agree that, effective as of June 30, 2004, the SERP Agreement shall be terminated and shall be of no further force or effect. The Company shall take or cause to be taken all actions required on its part in connection with the termination of the SERP Agreement as required by the terms thereof. The parties also agree that the last two sentences of Section 1.04 of the Employment Agreement be and they hereby are deleted.

1.6. Company’s Place of Business. Chairman hereby acknowledges and agrees that the Company’s principal place of business is now 1010 Murry Ridge Lane, Murrysville, PA 15668 and all references to the Company’s place of business in the Employment Agreement shall be deemed to refer to that address. Chairman acknowledges and agrees that he consented to such change of principal office and that it did not entitle him to any rights under Sections 2.04 or 2.05 of the Employment Agreement.

1.7. New Deferred Annuity and Company Contributions. The Company shall establish a new non-qualified deferred annuity for Chairman (the “Deferred Annuity”). In addition, the Company shall make the contributions to the Deferred Annuity, grossed up for taxes, set forth on Exhibit A.

1.8. Evaluation of Independent Director Status. The Company agrees that, after expiration of the Term and the three-year “cooling off” period after expiration of the Term required by NASDAQ (or such other period as then required by NASDAQ and/or any other then applicable agency or authority), the Company’s Board of Directors shall evaluate whether Chairman satisfies the then-current definition of “independent director”.

1.9. Amounts Payable under Section 2.06. Section 2.06 of the Employment Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing sentence, in the event that any amount or benefit paid or distributed to the Chairman pursuant to this Section 2.06, taken together with any amounts or benefits otherwise paid or distributed to the Chairman by the Company, would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and would thereby subject the Chairman to the tax (“Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of the following sentence shall apply to determine the amounts payable to the Chairman pursuant to this Agreement. If (A) the aggregate value of the amounts to be paid or provided to the Chairman under Section 2.06 of this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Chairman without the Chairman incurring an Excise Tax and (B) the Chairman would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Chairman, including any Excise Tax) by applying the limitation contained in this sentence, then such amounts payable to the Chairman under this Section 2.06 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Chairman becoming subject to such an Excise Tax.”

ARTICLE II

MISCELLANEOUS

2.1. Ratification. Except as amended hereby, the Employment Agreement is hereby ratified and confirmed in all respects.

2.2. Notices. Any notices under this Amendment shall be given as provided in Section 6.10 of the Employment Agreement, with any notice to the Company being given to the attention of the General Counsel.

2.3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

2.4. Counterparts. This Amendment may be executed in one or more counterparts and upon facsimiles, all of which shall constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Employment Agreement effective as of the date first written above.

Witness:

/s/ RENIE BARTMAN	/s/ GERALD E. MCGINNIS
Gerald E. McGinnis

Attest:	RESPIRONICS, INC.

/s/ DORITA A. PISHKO	By:	/s/ DANIEL J. BEVEVINO
Secretary	Title:	V.P. & CFO

Exhibit A

Contributions to Deferred Annuity

Date	Annuity	Taxes
6/2004	$150,000	$81,000
6/2005	$139,000	$104,000
6/2006	$131,000	$128,000
6/2007	$131,000	$128,000